Exhibit 23.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Expedia, Inc. of our report dated February 25, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantor and non-guarantor financial information discussed in Note 16 as to which the date is December 14, 2015, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, as incorporated by reference in Expedia, Inc.’s Current Report on Form 8-K dated December 15, 2015. We also consent to the reference to us under the heading “Experts” in the prospectus related to such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

September 19, 2016